March 12, 2008

TRUSTEE:	DEPOSITOR:
Wells Fargo Bank, National Association 9062 Old Annapolis Road Columbia, Maryland 21045 Attn: Corporate Trust Services (CMBS) Citigroup Commercial Mortgage Trust 2007-C6	Citigroup Commercial Mortgage Securities Inc. 388 Greenwich Street, 11th Floor New York, New York 10013 Attn: Angela Vleck
CERTIFICATE ADMINISTRATION:
LaSalle Bank National Association 135 South LaSalle Street, Suite 1625 Chicago, Illinois 60603 Attention: Global Securities and Trust Services— Citigroup Commercial Mortgage Trust 2007-C6

RE: CGCMT 2007-C6 Officer’s Certificate

Dear Representatives:

In accordance with the requirements detailed in §3.13 of the Pooling and Servicing Agreement (“Agreement”) for the above-mentioned CMBS pool, CWCapital Asset Management LLC (“CWCAM”), in its capacity as Special Servicer, is providing this Officer’s Certificate with respect to the following:

(A)	a review of CWCAM’s activities during the period 7/31/2007 – 12/31/2007 and of CWCAM’s performance under this Agreement has been made under my supervision; and
(B)	to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC

/s/ David B Iannarone
David B. Iannarone
Managing Director

701 13th Street, NW, Suite 1000, Washington, DC 20005
www.cwcapital.com